Exhibit 99.1

Washington Mutual, Inc.
(NYSE: WM)
January 17, 2008

WaMu Reports Fourth Quarter Net Loss Per Share of $2.19
Reflecting Previously Announced After-tax Charge to Writedown
Home Loans Goodwill of $1.6 Billion and Elevated Loan Loss Provisioning

Declares Cash Dividend of 15 Cents

WaMu today announced a fourth quarter 2007 net loss of $1.87 billion, or $2.19 per diluted share. The company attributed the loss to the $1.6 billion after-tax charge to writedown Home Loans goodwill and the higher level of provisioning stemming from the housing market weakness. Due to fourth quarter results, the company recorded a net loss of $67 million, or $0.12 per diluted share, for all of 2007.

“We announced in December a series of proactive steps being taken to manage through the unprecedented market conditions that this company and others in the financial services industry face,” said WaMu Chairman and Chief Executive Officer Kerry Killinger.

“These actions included:
•
The raising of $2.9 billion in net proceeds through the issuance of convertible preferred stock that increased the year-end tangible capital to tangible asset ratio to 6.67 percent, $3.7 billion above the company’s targeted ratio of 5.50 percent.

•	A reduction in the quarterly cash dividend rate on the company’s common stock to 15 cents per share.
•	A major expense reduction initiative projected to reduce 2008 noninterest expense by $500 million to $8.0 billion or less.
•	A significant acceleration in the strategic focus of our Home Loans business that emphasizes mortgage lending through our retail banking stores and other retail distribution channels.

The substantial infusion of new capital, dividend reduction, significant expense reductions, and the major change in our home loans business all combine to further fortify WaMu’s strong capital and liquidity position.”

Killinger added that the Retail Banking, Card Services and Commercial businesses delivered steady performance in 2007. In particular, the Retail Bank, which is the cornerstone of the franchise, continued its strong growth opening more than 1.1 million net new checking accounts for the year. The company plans to continue to leverage the Retail Bank’s distribution network by opening additional stores and adding more than 1 million net new checking accounts in 2008.

FOURTH QUARTER AND FULL YEAR FINANCIAL SUMMARY AND HIGHLIGHTS

Selected Financial Summary	Three Months Ended			Year Ended
($ in millions, except per share data)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Income Statement
Net interest income	$2,047	$2,014	$1,998	$8,177	$8,121
Provision for loan losses	1,534	967	344	3,107	816
Noninterest income	1,365	1,379	1,592	6,042	6,377
Noninterest expense	4,166	2,191	2,257	10,600	8,807
Minority interest expense	65	53	34	203	105
Income (loss) from continuing operations before income taxes	(2,353)	182	955	309	4,770
Income taxes (benefit)	(486)	(4)	315	376	1,656
Income (loss) from continuing operations	(1,867)	186	640	(67)	3,114
Discontinued operations	-	-	418	-	444
Net income (loss)	$(1,867)	$186	$1,058	$(67)	$3,558

Diluted earnings (loss) per common share	$(2.19)	$0.20	$1.10	$(0.12)	$3.64

Balance Sheet
Total assets, end of period	$327,913	$330,110	$346,288	$327,913	$346,288
Average total assets	325,276	320,475	353,056	323,389	348,758
Average interest-earning assets	287,988	283,263	314,784	286,666	312,178
Average total deposits	185,636	198,649	214,801	200,380	203,829

Profitability Ratios
Return on average common equity	(32.64)%	3.03%	16.03%	(0.42)%	13.52%
Net interest margin	2.85	2.86	2.58	2.85	2.60
Efficiency ratio	122.13	64.55	62.87	74.55	60.75
Nonperforming assets/total assets	2.17	1.65	0.80	2.17	0.80
Tangible equity/total tangible assets	6.67	5.60	6.04	6.67	6.04

•
Solid revenues and continued focus on expense control. Total revenue (net interest income plus noninterest income) of $3.41 billion in the fourth quarter was solid, reflecting the strength of the franchise as evidenced by the company’s strong net interest income and growth in fee income. Total revenue for the quarter was negatively impacted by continued illiquidity in the capital markets, resulting in reductions to noninterest income from net market valuation losses of $528 million on the company’s trading and available-for-sale securities portfolios. Fourth quarter noninterest expense, excluding the $1.78 billion pretax charge to writedown Home Loans goodwill, was $2.39 billion, up $200 million from the prior quarter due primarily to $143 million associated with the expense reduction steps announced in December. The company is projecting a $500 million reduction in 2008 noninterest expense to $8.0 billion or less.

•
Net interest income remains strong. Net interest income has remained strong at approximately $2.0 billion per quarter over the past five quarters. During this period, the net interest margin has grown to 2.85 percent in the fourth quarter from 2.58 percent in the fourth quarter of 2006. The growth in net interest margin more than offset an 8 percent decline in average interest-earning assets during a year in which the company sought to deemphasize balance sheet growth.

•
Depositor and other retail banking fees up 13 percent year-over-year. During 2007, WaMu attracted over 1.1 million net new checking accounts, surpassing its goal for a second year of adding more than 1 million net new accounts per year. This growth, along with the company’s success in building profitable customer relationships through superior service and cross sales, led to a 13 percent year-over-year increase in depositor and other retail banking fees.

Noninterest income reflects continued disruption in the capital markets. Noninterest income of $1.37 billion in the fourth quarter continued to reflect the illiquidity in the capital markets. During the quarter, the company reported net losses of $267 million in the company’s trading securities portfolio, which included a market valuation loss of $159 million on credit card retained interests. The company also recognized a net loss of $261 million on its portfolio of securities designated as available for sale due to $271 million of impairment losses on mortgage-backed securities. Noninterest income of $6.04 billion for 2007 was down 5 percent from the prior year as disruption in the capital markets during the second half of 2007 more than offset the growth in fee income.

•
Increase in loan loss provision reflects further weakening in housing market. The company’s provision of $1.53 billion was within the most recently communicated guidance range of $1.5 to $1.6 billion. This higher level of provisioning reflects the nationwide housing market weakness that has increased delinquencies and the level of charge-offs. During the quarter, net charge-offs of $747 million were also in line with guidance. The quarter’s provision was approximately double the level of net charge-offs, bringing the allowance for loan losses to $2.57 billion at year end.

•
Proactive expense management. During the fourth quarter, the company took steps to substantially adjust its Home Loans business due to its expectation that national mortgage originations will shrink to $1.5 trillion, down about 40% from 2007. The resizing of the Home Loans business along with other reductions in corporate support functions resulted in $143 million of additional fourth quarter noninterest expense. The company also incurred a fourth quarter pretax charge of $1.78 billion for the writedown of all goodwill associated with the Home Loans Group. For 2007, noninterest expense of $8.83 billion (which excludes the goodwill charge) was in line with the previous year, despite more stores and growth within the company.

FOURTH QUARTER AND FULL YEAR SEGMENT RESULTS

Retail Banking Group

Selected Segment Information	Three Months Ended			Year Ended
(in millions, except accounts and households)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Net interest income	$1,261	$1,306	$1,247	$5,142	$5,201
Provision for loan losses	663	318	47	1,134	167
Noninterest income	850	833	774	3,254	2,914
Noninterest expense	1,215	1,150	1,098	4,567	4,364
Net income	278	456	563	1,874	2,288

Average loans	$145,486	$147,357	$172,013	$149,409	$177,401
Average retail deposits	142,733	144,921	143,513	144,233	140,344
Net change in number of retail checking accounts	74,493	310,360	179,784	1,118,872	1,231,564
Net change in retail households	41,000	161,000	123,000	625,000	848,000

•
Solid performance offset by increase in provision. The Retail Bank has continued to perform well with a year over year 12 percent increase in noninterest income that far exceeded the 5 percent increase in noninterest expense. The increase in noninterest income was driven by the 13 percent growth in depositor and other retail banking fees. The modest year over year increase in noninterest expense reflected the company’s investment in its retail banking network. The quarter’s decline in net income reflected the increase in the provision for loan losses as the performance of the company’s home loan and home equity loan portfolios remained under pressure from further deterioration in the housing market.

•
Growth in net new checking accounts exceeds annual goal for second year. During 2007, the Retail Bank again exceeded its goal of adding more than 1 million net new checking accounts, growing the average balance of noninterest checking accounts by 7 percent year over year. WaMu’s highly successful free checking account is the primary product for many consumers and provides the basis for cross sells and deepening customer relationships. This product has helped grow the number of households 7 percent year over year to just under 10 million. During the fourth quarter, the pace of checking account growth slowed due to normal seasonality and the closure of inactive accounts.

Card Services Group (managed basis)

Selected Segment Information	Three Months Ended			Year Ended
(in millions)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Net interest income	$694	$674	$652	$2,659	$2,496
Provision for loan losses	591	611	555	2,113	1,647
Noninterest income	315	400	451	1,581	1,528
Noninterest expense	338	364	318	1,337	1,205
Net income	92	66	142	540	724

Average managed receivables	$26,665	$25,718	$22,875	$25,066	$21,294
Period end managed receivables	27,239	26,227	23,501	27,239	23,501
30+ day managed delinquency rate	6.47%	5.73%	5.25%	6.47%	5.25%
Managed net credit losses	6.90	6.37	5.84	6.53	5.83

•
Solid performance impacted by capital markets disruption. Net income of $92 million was up from the third quarter, but still reflects the difficulty in the capital markets. Net interest income continued to grow with the increase in managed receivable balances, the benefit of which was partially offset by a decline in yields that reflects the lower Prime rate and higher proportion of better credit quality, but lower-yielding retail accounts. Included in fourth quarter noninterest income were market valuation losses of $159 million on the company’s credit card retained interests. Included in third and fourth quarter noninterest expense were charges of $38 million and $50 million for VISA related litigation liabilities, which in the fourth quarter was partially offset by lower marketing expenses.

•
Retail channel drives new account growth. Card Services continues to focus on WaMu’s Retail Bank customers for new account growth and they accounted for 37 percent of the quarter’s credit card account production, compared with 32 percent in the third quarter and 28 percent a year ago. During the quarter, Card Services opened 653,000 new credit card accounts, or 292,000 less than in the third quarter, reflecting the selective reduction in marketing activities as the company places more emphasis on its retail channel. Strong customer acquisition contributed to the increase in year-end managed receivables to $27.24 billion, up 16 percent compared with the end of 2006.

•
Credit losses in line with expectations. Net credit losses of 6.90 percent of managed receivables were higher than in the third quarter and a year ago as the economy softened and unemployment levels increased. At 6.47 percent of period-end managed receivables, the 30+ day managed delinquency rate was also up from prior periods as delinquencies continue to rise from historically low levels. The year-over-year increase in the loan loss provision reflected the company’s strong managed receivable growth and worsening credit trends.

Commercial Group

Selected Segment Information	Three Months Ended			Year Ended
(in millions)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Net interest income	$200	$200	$201	$820	$719
Provision for loan losses	19	12	(70)	24	(82)
Noninterest income	(10)	(34)	41	35	99
Noninterest expense	66	67	73	282	259
Net income	94	58	148	375	396

Loan volume	$4,800	$4,054	$4,019	$16,873	$12,854
Average loans	40,129	38,333	37,552	38,975	33,230

•
Solid quarterly results. Net income of $94 million was up from $58 million in the third quarter with the improvement in noninterest income. Gain on sale, net of hedging, improved from the third quarter, but is still far below 2006 levels. For the full year, noninterest income was down due to lower gain on sale, as well as losses on the valuation of assets. The increase in noninterest expense for the full year was primarily due to a 31 percent increase in loan volumes.

The increase in the provision from the prior quarter reflected the strong loan growth. The provision in the fourth quarter of 2006 included a $60 million reduction in the allowance related to refinements in the company’s estimate of the allowance attributable to multi-family loans.

•
Loan volume continues to be strong. During the fourth quarter, loan volume of $4.8 billion was up 18 percent from the prior quarter and up 19 percent from a year ago. Full year loan volume of $16.87 billion was up 31 percent with growth in both multi-family and nonresidential lending. The growth in multi-family lending was driven by the acquisition of Commercial Capital Bancorp in 2006 and the growth in existing markets, as well as entry into new markets. Other commercial real estate lending continued to benefit from leveraging the existing multi-family footprint.

Home Loans Group

Selected Segment Information	Three Months Ended			Year Ended
(in millions)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Net interest income	$230	$191	$270	$878	$1,165
Provision for loan losses	511	323	47	985	189
Noninterest income	329	183	125	1,061	1,296
Noninterest expense	2,319	553	533	3,939	2,295
Net (loss)	(1,964)	(342)	(124)	(2,460)	(50)

Loan volume	$19,089	$26,434	$37,532	$115,241	$171,569
Average loans	52,278	43,737	51,048	48,131	47,586

•
Results impacted by goodwill charge and increased credit costs. Home Loans reported a fourth quarter loss of $1.96 billion, up from a loss of $342 million in the third quarter as mortgage market conditions continued to deteriorate. The Home Loans segment wrote off all goodwill on its balance sheet, which resulted in a pretax charge to noninterest expense of $1.78 billion. Additionally, increasing levels of subprime delinquencies and charge-offs drove the loan loss provision $188 million higher than in the prior quarter.

Net interest income was up from the third quarter as loan balances increased due to retention of nonconforming loan production in the segment’s portfolio. Noninterest income was up due to favorable gain on sale compared with the third quarter as that quarter included mark to market valuation losses on loans transferred to portfolio. Expenses (excluding the goodwill charge) were down slightly reflecting third quarter staffing reductions and lower production related costs with the reduced amount of lending. Actions taken in the fourth quarter to resize the Home Loans’ business included elimination of approximately 2,600 positions, closure of approximately 190 home loan centers and sales offices and closure of 9 loan processing and call centers.

•
Home loan volume reflects distressed housing market. Fourth quarter loan volume of $19.09 billion was down 28 percent from the third quarter. During the fourth quarter, the company discontinued all remaining lending through its subprime mortgage channel.

COMPANY UPDATES

•
On Dec. 12, WaMu priced a public offering of 3,000,000 shares of 7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $3.0 billion. Each share of series R Preferred Stock will pay, when and if declared by the company’s board of directors, dividends in cash at a rate of 7.75% per annum, payable quarterly. The first dividend payment date will be Mar. 17, 2008.

•
On Jan. 15, WaMu’s Board of Directors declared a cash dividend of 15 cents per share on the company’s common stock. Dividends on the common stock are payable on Feb. 15, 2008 to shareholders of record as of Jan. 31, 2008. In addition to declaring a dividend on the company’s common stock, the company will pay a dividend of $0.3596 per depository share of Series K Preferred Stock to be payable on Mar. 17, 2008 to holders of record on Mar. 3, 2008 and a dividend of $19.1597 per share of Series R Preferred Stock to be payable on Mar. 17, 2008 to holders of record on Mar. 3, 2008.

ABOUT WAMU

WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At Dec. 31, 2007, WaMu and its subsidiaries had assets of $327.91 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,500 consumer and small business banking stores throughout the nation. WaMu’s financial reports and news releases are available at www.wamu.com/ir.

WEBCAST INFORMATION

A conference call to discuss the company’s financial results will be held on Thursday, Jan. 17, 2008, at 5:00 p.m. ET and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-391-7808. Participants calling from outside the United States may dial 210-234-0002. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for at least 30 days. A recording of the conference call will be available from 7:00 p.m. ET on Thursday, Jan. 17, 2008, through 11:59 p.m. ET on Wednesday, Jan. 30, 2008. The recorded message will be available at 800-395-7443. Callers from outside the United States may dial 203-369-3271.

CAUTIONARY STATEMENTS

This presentation contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2006 Annual Report on Form 10-K and “Cautionary Statements” in our Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 which include:
▪	Volatile interest rates and their impact on the mortgage banking business;
▪	Credit risk;
▪	Operational risk;
▪	Risks related to credit card operations;
▪	Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;
▪	Competition from banking and nonbanking companies;
▪	General business, economic and market conditions;
▪	Reputational risk;
▪	Liquidity risk; and
▪	Valuation risk.
There are other factors not described in our 2006 Form 10-K and Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 which are beyond the Company’s ability to anticipate or control that could cause results to differ.

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Media Contact	Investor Relations Contact
Derek Aney	Alan Magleby
206-500-6094 (Seattle)	206-500-4148 (Seattle)
212-326-6075 (New York)	212-702-6955 (New York)
derek.aney@wamu.net	alan.magleby@wamu.net